As filed with the Securities and Exchange Commission on August 17, 2006
Registration No. 333 — ___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TOLLGRADE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-1537134 (I.R.S. Employer Identification No.)

493 Nixon Road Cheswick, Pennsylvania (412) 820-1400 (Address of Principal Executive Offices)	15024 (Zip code)
Tollgrade Communications, Inc.
2006 Long-Term Incentive Compensation Plan
(Full title of the plan)
Mark B. Peterson
Chief Executive Officer and President
493 Nixon Road
Cheswick, Pennsylvania 15024
(Name and address of agent for service)
(412) 820-1400
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price	aggregate	Amount of
registered	Registered (1)	per share (2)	offering price (2)	registration fee (2)
Common Stock, par value $.20	1,300,000 shares	$8.14	$10,582,000	$1,132.27

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or issued under the plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and computed in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock as quoted on the NASDAQ Stock Market on August 10, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          Pursuant to Rule 428(b)(1), promulgated under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to eligible participants in the Tollgrade Communications, Inc. 2006 Long-Term Incentive Compensation Plan (the “Plan”). In accordance with the Note that precedes the instructions to Part I of Form S-8, the documents containing the information specified in Part I of Form S-8 have not been filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplement. Pursuant to Rule 428(a) of the Securities Act, those documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents have previously been filed by Tollgrade Communications, Inc. (the “Registrant”) with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference in this Registration Statement as of their respective dates:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 000-27312), filed with the Commission on March 2, 2006;

(b)	The Registrant’s Current Report on Form 8-K, dated January 26, 2006 (File No. 000-27312), filed with the Commission on February 1, 2006;

(c)	The Registrant’s Current Report on Form 8-K, dated February 3, 2006 (File No. 000-27312), filed with the Commission on February 9, 2006;

(d)	The Registrant’s Current Report on Form 8-K, dated February 7, 2006 (File No. 000-27312), filed with the Commission on February 9, 2006;

(e)	The Registrant’s Current Report on Form 8-K dated April 26, 2006 (File No. 000-27312), filed with the Commission on April 27, 2006;

(f)	The Registrant’s Current Report on Form 8-K, dated May 9, 2006 (File No. 000-27312), filed with the Commission on May 11, 2006;

(g)	The Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended March 26, 2005 (File No. 000-27312), filed with the Commission on March 2, 2006;

(h)	The Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended June 25, 2005 (File No. 000-27312), filed with the Commission on March 2, 2006;

(i)	The Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended September 24, 2005 (File No. 000-27312), filed with the Commission on March 2, 2006;

(j)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2006 (File No. 000-27312), filed with the Commission on May 10, 2006;

(k)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2006 (File No. 000-27312), filed with the Commission on July 27, 2006; and

(l)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed by the Registrant with the Commission on November 30, 1995 (File No. 000-27312), including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents.
          Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          The class of securities to be offered is registered under Section 12 of the Exchange Act; therefore, a description of these securities is omitted.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Pennsylvania Business Corporation Law of 1988. Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) provides that unless otherwise restricted in its bylaws, a business corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.
     Section 1742 of the BCL provides that unless otherwise restricted in its bylaws, a business corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.
     Section 1744 of the BCL provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by a business corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the relevant section. Such determination shall be made:
     (1) By the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or
     (2) If such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
     (3) By the shareholders.
     Notwithstanding the above, Section 1743 of the BCL provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 1745 of the BCL provides that expenses (including attorneys’ fees) incurred in defending any action or proceeding may be paid by a corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Unless otherwise provided in the bylaws, advancement of expenses must be approved by the board of directors.
     Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by or granted pursuant to the subchapter on indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Section 1746 also provides that indemnification may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.
     Section 1747 of the BCL provides that, unless otherwise restricted in its bylaws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the director, officer, employee or agent against such liability under the provisions of the subchapter governing indemnification. Section 1747 declares such insurance to be consistent with the public policy of the Commonwealth of Pennsylvania.
     Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the subchapter governing indemnification shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs and personal representatives of such director, officer, employee or agent.
          The Registrant’s Bylaws. Section 7.01 of Article VII of the Bylaws of the Registrant provides that the Registrant shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict products liability. The Bylaws define an “indemnified representative” as “any and all directors and officers of the corporation and any other person designated as an indemnified representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise).”
     Section 7.01 further provides that the Registrant will not provide indemnification (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined pursuant to Section 7.06 (providing for arbitration) or otherwise (i) to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. Section 1713 or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct or (ii) to be based upon or attributable to the receipt by the indemnified representative from the Registrant of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 7.06 to be otherwise unlawful.
          Contracts/Other Arrangements. As part of the Employment Agreement with its Chief Executive Officer and President, Mark B. Peterson, the Registrant has agreed to maintain in effect indemnification rights to the fullest extent permitted by applicable law, covering action taken by Mr. Peterson or omissions occurring prior to the termination of his employment. Also pursuant to Mr. Peterson’s Employment Agreement, through the sixth anniversary of Mr. Peterson’s date of termination as an employee, the Registrant has agreed to maintain, if available in the directors’ and officers’ liability insurance market, directors’ and officers’ liability insurance covering actions taken by Mr. Peterson or omissions occurring prior to the termination of his employment on terms not less favorable than current coverage.
     The Registrant also maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, which they may incur in connection with their serving in such capacity.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.

4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended through May 6, 1998 (conformed copy), incorporated herein by reference to Exhibit 3.1 to the Annual Report of the Registrant on Form 10-K for the fiscal year ended December 31, 1998 (File No. 000-27312), filed with the Commission on March 24, 1999 (the “1998 Form 10-K”)

4.2	Statement with respect to Shares, dated July 23, 1996 (conformed copy), incorporated herein by reference to Exhibit 3.1a to the 1998 Form 10-K

4.3	Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K, dated January 17, 2005 (File No. 000-27312), filed with the Commission on January 21, 2005

5.1	Opinion of Eckert Seamans Cherin & Mellott, LLC regarding legality of the shares of Common Stock being registered

15.1	Letter of Pricewaterhouse Coopers LLP (“PwC”) regarding unaudited interim financial information

23.1	Consent of Eckert Seamans Cherin & Mellott, LLC (contained in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of PwC, independent registered public accounting firm

24.1	Powers of Attorney (filed herewith as part of the signature pages)

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
Provided, however, That the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
***

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Cheswick, Commonwealth of Pennsylvania, on August 15, 2006.

TOLLGRADE COMMUNICATIONS, INC.
By:	/s/ Mark B. Peterson
Mark B. Peterson
Chief Executive Officer and President

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark B. Peterson and Sara M. Antol, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents of any of them, or any substitute or substitutes, lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Mark B. Peterson Mark B. Peterson	Director; Chief Executive Officer and President (Principal Executive Officer)	August 15, 2006

/s/ Samuel C. Knoch Samuel C. Knoch	Chief Financial Officer and Treasurer (Principal Financial Officer	August 15, 2006

/s/ Sean M. Reilly Sean M. Reilly	Controller (Principal Accounting Officer)	August 15, 2006

/s/ James J. Barnes James J. Barnes	Director	August 15, 2006

/s/ Daniel P. Barry Daniel P. Barry	Director	August 16, 2006

/s/ David S. Egan David S. Egan	Director	August 14, 2006

/s/ Richard H. Heibel, M.D. Richard H. Heibel, M.D.	Director	August 10, 2006

/s/ Robert W. Kampmeinert Robert W. Kampmeinert	Director	August 16, 2006

/s/ Brian C. Mullins Brian C. Mullins	Director	August 16, 2006